                                                                    EXHIBIT 99.1

[AGCO LOGO] AGCO Corporation
            4205 River Green Parkway   Duluth, GA USA 30096-2568
            Telephone 770/813-9200


FOR IMMEDIATE RELEASE
Thursday, July 24, 2003

CONTACT:  Molly Dye                             or    Andy Beck
          Vice President, Corporate Relations         Senior Vice President and
          (770) 813-6044                              Chief Financial Officer
                                                      (770) 813-6083

                       AGCO REPORTS SECOND QUARTER RESULTS
                     FULL YEAR EARNINGS IMPROVEMENT EXPECTED


         DULUTH, GA - July 24 - AGCO Corporation (NYSE:AG), a worldwide designer, manufacturer and distributor of agricultural equipment, reported net income, excluding restructuring and other infrequent expenses and restricted stock compensation, of $0.38 per share for the second quarter ended June 30, 2003. For the first six months of 2003, AGCO reported net income, excluding restructuring and other infrequent expenses and restricted stock compensation, of $0.61 per share. Reported earnings per share including all items was $0.21 per share for the second quarter ended June 30, 2003 and $0.37 per share for the first six months ended June 30, 2003. These results compare to net income, excluding restructuring and other infrequent expenses and restricted stock compensation, of $0.39 per share for the second quarter of 2002 and net income, excluding restructuring and other infrequent expenses, restricted stock compensation and the cumulative effect of an accounting change, of $0.60 per share for the first six months of 2002. Reported earnings per share including all items was $0.19 for the second quarter of 2002 and a loss of $0.16 per share for the first six months of 2002. Net sales for the second quarter and the first six months of 2003 increased approximately 17% and 19%, respectively, over the comparable periods in 2002.

         "As previously reported, our second quarter results were negatively impacted by production inefficiencies which offset sales improvement and currency benefits," stated Robert J. Ratliff, Chairman and Chief Executive Officer. "We are committed to improving productivity to realize margin improvement and earnings growth in the second half of the year."

         SECOND QUARTER RESULTS

         For the second quarter of 2003, AGCO reported net sales of $902.7 million and net income, excluding restructuring and other infrequent expenses and restricted stock compensation, of $29.0 million, or $0.38 per share. Reported net income including all items was $15.6 million, or $0.21 per share. For the second quarter of 2002, AGCO reported net sales of $773.7 million and net income, excluding restructuring and other infrequent expenses and restricted stock compensation, of $29.1 million, or $0.39 per share. Reported net income including all items in 2002 was $14.1 million, or $0.19 per share.

         The following is a reconciliation of adjusted operating income, net income and earnings per share to reported operating income, net income and earnings per share for the quarters ended June 30, 2003 and 2002:

                                                           2003                                        2002
                                          ---------------------------------------      ----------------------------------------
                                                                 (in millions, except per share data)
                                                                         Earnings
                                          Operating         Net            Per         Operating         Net          Earnings
                                            Income        Income          Share          Income        Income         Per Share
                                          ---------       -------        --------       -------        -------        --------
As adjusted                                $  61.9        $  29.0        $   0.38       $  58.7        $  29.1        $   0.39

Restructuring and other
   infrequent expenses(1)                     19.2           13.3            0.17          22.7           14.5            0.19
Restricted stock compensation(1)               0.1            0.1              --           0.8            0.5            0.01
                                           -------        -------        --------       -------        -------        --------

As reported                                $  42.6        $  15.6        $   0.21       $  35.2        $  14.1        $   0.19
                                           =======        =======        ========       =======        =======        ========

(1) Net income and earnings per share amounts are after tax

         The restructuring and other infrequent expenses recorded in the second quarter of 2003 relate to the closures of AGCO's tractor manufacturing facilities in Coventry, England and DeKalb, Illinois. In addition, the Company recorded a charge of approximately $12.4 million in the second quarter associated with litigation regarding its U.K. pension plan. The restructuring expenses in the second quarter of 2002 also relate to expenses associated with the closure of the Coventry facility.

         AGCO's net sales for the second quarter increased 17% primarily due to improved market conditions in South America, incremental sales of the new Challenger product line and the acquired Sunflower brand and positive currency translation impacts. Adjusted operating income for the second quarter of 2003 improved to $61.9 million from $58.7 million in 2002. Adjusted operating income in the second quarter of 2003 benefited from higher sales but was partially offset by lower operating margins. This reduction in margins was primarily the result of production inefficiencies and start-up costs associated with the transition of production from the Coventry facility to AGCO's Beauvais, France and Canoas, Brazil facilities and a new OEM supply arrangement in AGCO's combine manufacturing facility in Randers, Denmark. Margins were also lowered by negative currency impacts on European exports and sales mix. AGCO's second quarter 2003 earnings were also affected by higher interest expense, foreign exchange losses and a higher income tax rate compared to 2002.

         YEAR TO DATE RESULTS

         For the first six months of 2003, AGCO reported net sales of $1,659.9 million and net income, excluding restructuring and other infrequent expenses and restricted stock compensation of $46.1 million, or $0.61 per share. Reported net income including all items was $28.1 million, or $0.37 per share. For the first six months of 2002, AGCO reported net sales of $1,393.6 million and net income, excluding restructuring and other infrequent expenses, restricted stock compensation and a cumulative effect of an accounting change of $44.9 million, or $0.60 per share. Reported net loss including all items in 2002 was $12.1 million, or $0.16 per share. Net sales for the first six months of 2003 increased 19% mainly due to higher sales in South America, incremental sales of the new Challenger product line and the acquired Sunflower brand and positive currency translation.

         The following is a reconciliation of adjusted operating income, net income and earnings per share to reported operating income, net income (loss) and earnings (loss) per share for the six months ended June 30, 2003 and 2002:

                                                      2003                                           2002
                                     ----------------------------------------    --------------------------------------------
                                                            (in millions, except per share data)
                                                                    Earnings                          Net           Earnings
                                     Operating         Net            Per         Operating         Income         (Loss) Per
                                      Income         Income          Share         Income           (Loss)            Share
                                     ---------       -------        --------      ---------        --------        ----------
As adjusted                          $  106.9        $  46.1        $   0.61       $  97.9         $   44.9         $   0.60

Restructuring and other
   infrequent expenses(1)                26.2           17.8            0.24          23.6             15.1             0.20
Restricted stock  compensation(1)         0.2            0.2              --          27.8             17.8             0.24
                                     --------        -------        --------       -------         --------         --------

Income before cumulative
   effect of a change in
   accounting principle                     *           28.1            0.37             *             12.0             0.16

Cumulative effect of a change
   in accounting principle (1)              *             --              --             *            (24.1)           (0.32)
                                     --------        -------        --------       -------         --------         --------
As reported                          $   80.5        $  28.1        $   0.37       $  46.5         $  (12.1)        $  (0.16)
                                     ========        =======        ========       =======         ========         ========

(1) Net income and earnings per share amounts are after tax

 *  Not applicable

         The restructuring and other infrequent expenses recorded in the first six months of 2003 relate to manufacturing facility closure costs and the second quarter charge related to the U.K. pension litigation. The restructuring and other infrequent expenses recorded in the first six months of 2002 relate primarily to the closure of the Coventry, England manufacturing facility as well as other cost reduction initiatives. The restricted stock compensation recorded during the first six months of 2002 primarily relates to first quarter 2002 awards earned under the Company's Long-Term Incentive Plan. In addition, the Company recorded a non-cash write-down of goodwill related to the adoption of SFAS No. 142 reflected as a cumulative effect of a change in accounting principle during the first quarter of 2002.

         Adjusted operating income improved from $97.9 million for the first six months of 2002 to $106.9 million for the first six months of 2003. The year-to-date increase in adjusted operating income for the first six months of 2003 was primarily due to sales growth over the prior year, offset by a reduction in operating margins as a result of production transition inefficiencies, currency impacts and sales mix. Reported operating income improved from 2002 to 2003 primarily resulting from decreased restricted stock compensation expense in 2003. Year-to-date earnings in 2003 were also negatively impacted by higher interest expense, foreign exchange losses and a higher income tax rate compared to 2002.

         REGIONAL MARKET RESULTS

         North America - Industry unit retail sales of tractors for the first six months of 2003 increased approximately 16% over the comparable prior year period resulting from increases in the compact tractor and utility tractor segments and relatively level sales in the high horsepower tractor segment. Industry unit retail sales of combines were approximately 10% lower than the prior year. AGCO's unit retail sales of tractors for the first six months of 2003 were higher than the prior year, while unit retail sales of combines were lower than the prior year. Industry sales improved in recent months reflecting stable commodity prices and improved weather conditions.

         Western Europe - Industry unit retail sales of tractors in Western Europe for the first six months of 2003 decreased approximately 3% over the comparable prior period. Results were mixed with a moderate increase in France, relatively flat demand in the United Kingdom, offset by declines in Italy, Germany and Spain. AGCO's unit retail sales for the first six months of 2003 also decreased when compared to the prior year period.

         South America - Industry unit retail sales of tractors and combines in the first six months of 2003 increased approximately 1% and 37%, respectively, over the comparable prior year period with strong increases in Argentina and relatively flat demand in the largest market of Brazil. AGCO's South American unit retail sales of tractors and combines also increased in the first six months of 2003 compared to the same period in 2002. The Brazilian market remains strong due to continued availability of FINAME, the government subsidized retail financing program.

         Rest of World Markets - Outside of North America, Western Europe and South America, AGCO's net sales for the first six months of 2003 were higher than the prior year particularly in Eastern Europe, where demand has increased in countries that have been recently invited to join the European Union.

         Sprayers - Industry unit retail sales of sprayers in North America declined approximately 5% in the first six months of 2003 compared to 2002. AGCO's unit retail sales of sprayers in North America also declined in 2003 compared to 2002.

         "While softer market conditions and production delays impacted our sales in certain segments, we also took advantage of strong markets in South America and growth in Eastern Europe," stated Mr. Ratliff. "We are optimistic that we can achieve continued sales growth in the second half of the year driven by new products, the Challenger product line, and stable market conditions."

         OUTLOOK

         AGCO expects earnings in the second half of 2003 to improve over 2002 resulting from sales growth and margin improvement. Cost reduction is expected to be achieved from plant closure benefits, new products and normalizing production transitioned from closed facilities. AGCO projects net income per share before restructuring and other infrequent expenses for the full year of 2003 to be in the range of $1.50 to $1.65. Including restructuring and other infrequent expenses, net income per share is expected to range from $1.23 to $1.38 for the full year of 2003. Third quarter net income per share excluding restructuring and other infrequent expenses is expected to range from $0.30 to $0.35. Including restructuring and other infrequent expenses, third quarter net income per share is expected to be in the range of $0.26 to $0.31 per share.

         "We are committed to continuing our trend of earnings and margin improvement in 2003," stated Mr. Ratliff. "Our manufacturing initiatives and concentration on cost reduction continues to be a major component of our earnings growth targets. Despite the recent issues which impacted the second quarter, we remain confident that these initiatives and other profit improvement strategies will deliver long-term value to our shareholders."

SAFE HARBOR STATEMENT

Statements which are not historical facts, including our expectations for sales growth, earnings, cost reductions and the final resolution of the U.K. pension litigation (including the resolution of any appeals and the Company's final determination of its additional plan liabilities), are forward looking and subject to risks which could cause actual results to differ materially from those suggested by the statements. Although the Company believes that the statements it has made are based on reasonable assumptions, they are based on current information and beliefs and, accordingly, the Company can give no assurance that its statements will be achieved. The Company bases its outlook on key operating, economic and agricultural data which are subject to change including, but not limited to: farm cash income, worldwide demand for agricultural products, commodity prices, grain stock levels, weather, crop production, farmer debt levels, existing government programs and farm-related legislation. Additionally, the Company's financial results are sensitive to movement in interest rates and foreign currencies, as well as general economic conditions, pricing and product actions taken by competitors, customer acceptance of product introductions, the success of its facility rationalization process and other cost cutting measures, availability of governmental subsidized financing programs, production disruptions and changes in environmental, international trade and other laws which impact the way in which it conducts its business. Further information concerning factors that could significantly affect the Company's results is included in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2002. The Company disclaims any responsibility to update any forward-looking statements.

                                    * * * * *

The Company will be hosting a conference call with respect to this earnings announcement at 2:00 p.m. Eastern Time on Thursday, July 24, 2003. Interested persons can access the conference call via the Company's website at www.agcocorp.com. A replay of the conference call will be available at that website for twelve months. A copy of this press release will be available on the Company's website.

                                    * * * * *

AGCO Corporation, headquartered in Duluth, Georgia, is a global designer, manufacturer and distributor of agricultural equipment and related replacement parts. AGCO products are distributed in 140 countries. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements through more than 8,450 independent dealers and distributors around the world. AGCO products are distributed under the brand names AGCO(R), AgcoAllis(R), AgcoStar(R), Ag-Chem(R), Challenger(R), Farmhand(R), Fendt(R), Fieldstar(R), Gleaner(R), Glencoe(R), Hesston(R), Lor*Al(R), Massey Ferguson(R), New Idea(R), RoGator(R), Soilteq(TM), Spra-Coupe(R), Sunflower(R), Terra-Gator(R), Tye(R), White(R) and Willmar(R). AGCO provides retail financing through AGCO Finance in North America and through Agricredit in the United Kingdom, France, Germany, Ireland, Spain and Brazil. In 2002, AGCO had net sales of $2.9 billion.

                                    # # # # #

Please visit our website at www.agcocorp.com.

                        AGCO CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (in millions)

                                                                   June 30,         December 31,
                                                                     2003               2002
                                                                  ----------        -----------
                                                                  (Unaudited)
ASSETS
Current Assets:
   Cash and cash equivalents                                      $     24.7         $     34.3
   Accounts and notes receivable, net                                  607.4              497.4
   Inventories, net                                                    874.4              708.6
   Other current assets                                                188.4              171.9
                                                                  ----------         ----------
     Total current assets                                            1,694.9            1,412.2
Property, plant and equipment, net                                     362.4              343.7
Investment in affiliates                                                89.5               78.5
Other assets                                                           129.3              120.0
Intangible assets, net                                                 409.9              394.6
                                                                  ----------         ----------
     Total assets                                                 $  2,686.0         $  2,349.0
                                                                  ==========         ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Accounts payable                                               $    338.6         $    312.0
   Accrued expenses                                                    455.3              445.2
   Other current liabilities                                            25.6               27.8
                                                                  ----------         ----------
     Total current liabilities                                         819.5              785.0
Long-term debt                                                         808.7              636.9
Pensions and postretirement health care benefits                       153.6              131.9
Other noncurrent liabilities                                            85.3               77.6
                                                                  ----------         ----------
     Total liabilities                                               1,867.1            1,631.4
                                                                  ----------         ----------

Stockholders' Equity:
   Common stock                                                          0.8                0.8
   Additional paid-in capital                                          587.9              587.6
   Retained earnings                                                   588.7              560.6
   Unearned compensation                                                (0.6)              (0.7)
   Accumulated other comprehensive loss                               (357.9)            (430.7)
                                                                  ----------         ----------
     Total stockholders' equity                                        818.9              717.6
                                                                  ----------         ----------
     Total liabilities and stockholders' equity                   $  2,686.0         $  2,349.0
                                                                  ==========         ==========


     See accompanying notes to condensed consolidated financial statements.

                        AGCO CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (unaudited and in millions, except per share data)


                                                                                      Three Months Ended June 30,
                                                                                     ----------------------------
                                                                                        2003              2002
                                                                                     ----------        ----------
Net sales                                                                            $    902.7        $    773.7
Cost of goods sold                                                                        744.7             631.2
                                                                                     ----------        ----------
   Gross profit                                                                           158.0             142.5

Selling, general and administrative expenses                                               78.3              70.1
Engineering expenses                                                                       17.4              13.3
Restricted stock compensation expense                                                       0.1               0.8
Restructuring and other infrequent expenses                                                19.2              22.7
Amortization of intangibles                                                                 0.4               0.4
                                                                                     ----------        ----------

   Income from operations                                                                  42.6              35.2

Interest expense, net                                                                      15.1              14.4
Other expense, net                                                                          7.9               3.9
                                                                                     ----------        ----------

Income before income taxes and equity in net earnings of affiliates                        19.6              16.9

Income tax provision                                                                        8.7               6.1
                                                                                     ----------        ----------

Income before equity in net earnings of affiliates                                         10.9              10.8

Equity in net earnings of affiliates                                                        4.7               3.3
                                                                                     ----------        ----------

Net income                                                                           $     15.6        $     14.1
                                                                                     ==========        ==========

Net income per common share:

   Basic                                                                             $     0.21        $     0.19
                                                                                     ==========        ==========
   Diluted                                                                           $     0.21        $     0.19
                                                                                     ==========        ==========

Weighted average number of common and common equivalent shares outstanding:
   Basic                                                                                   75.1              74.2
                                                                                     ==========        ==========
   Diluted                                                                                 75.6              75.2
                                                                                     ==========        ==========


     See accompanying notes to condensed consolidated financial statements.

                        AGCO CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (unaudited and in millions, except per share data)


                                                                                        Six Months Ended June 30,
                                                                                     ------------------------------
                                                                                         2003               2002
                                                                                     -----------        -----------
Net sales                                                                            $   1,659.9        $   1,393.6
Cost of goods sold                                                                       1,361.9            1,133.6
                                                                                     -----------        -----------
   Gross profit                                                                            298.0              260.0

Selling, general and administrative expenses                                               157.0              135.4
Engineering expenses                                                                        33.3               26.0
Restricted stock compensation expense                                                        0.2               27.8
Restructuring and other infrequent expenses                                                 26.2               23.6
Amortization of intangibles                                                                  0.8                0.7
                                                                                     -----------        -----------
   Income from operations                                                                   80.5               46.5

Interest expense, net                                                                       30.1               28.5
Other expense, net                                                                          14.6                9.2
                                                                                     -----------        -----------

Income before income taxes, equity in net earnings of affiliates and
  cumulative effect of a change in accounting principle                                     35.8                8.8
Income tax provision                                                                        16.8                3.2
                                                                                     -----------        -----------

Income before equity in net earnings of affiliates and cumulative effect of
  a change in accounting principle                                                          19.0                5.6

Equity in net earnings of affiliates                                                         9.1                6.4
                                                                                     -----------        -----------

Income before cumulative effect of a change in accounting principle                         28.1               12.0

Cumulative effect of a change in accounting principle, net of taxes                           --              (24.1)
                                                                                     -----------        -----------

Net income (loss)                                                                    $      28.1        $     (12.1)
                                                                                     ===========        ===========

Net income (loss) per common share:

Basic:
   Income before cumulative effect of a change in accounting principle               $      0.37        $      0.16
   Cumulative effect of a change in accounting principle, net of taxes                        --              (0.33)
                                                                                     -----------        -----------

   Net income (loss)                                                                 $      0.37        $     (0.17)
                                                                                     ===========        ===========

Diluted:
   Income before cumulative effect of a change in accounting principle               $      0.37        $      0.16
   Cumulative effect of a change in accounting principle, net of taxes                        --              (0.32)
                                                                                     -----------        -----------

   Net income (loss)                                                                 $      0.37        $     (0.16)
                                                                                     ===========        ===========

Weighted average number of common and common equivalent shares outstanding:
   Basic                                                                                    75.1               73.4
                                                                                     ===========        ===========
   Diluted                                                                                  75.6               74.4
                                                                                     ===========        ===========


     See accompanying notes to condensed consolidated financial statements.

                        AGCO CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (unaudited and in millions)

                                                                                       Six Months Ended June 30,
                                                                                     ----------------------------
                                                                                        2003              2002
                                                                                     ---------         ----------
Cash flows from operating activities:
   Net income (loss)                                                                 $    28.1         $   (12.1)
                                                                                     ---------         ---------
   Adjustments to reconcile net income (loss) to net cash used in operating activities:
     Cumulative effect of a change in accounting principle, net of taxes                    --              24.1
     Depreciation and amortization                                                        30.6              25.7
     Amortization of intangibles                                                           0.8               0.7
     Restricted stock compensation                                                         0.1              15.1
     Equity in net earnings of affiliates, net of cash received                           (3.9)             (1.5)
     Deferred income tax benefit                                                          (5.0)             (4.6)
     Loss on write-down of property, plant and equipment                                   0.5              11.2
     Changes in operating assets and liabilities net of effect
         from purchase of businesses:
       Accounts and notes receivable, net                                                (89.7)            (44.5)
       Inventories, net                                                                 (120.7)           (129.2)
       Other current and noncurrent assets                                                (4.7)             (1.3)
       Accounts payable                                                                    6.9              36.8
       Accrued expenses                                                                  (18.6)             20.4
       Other current and noncurrent liabilities                                            7.6             (16.1)
                                                                                     ---------         ---------
         Total adjustments                                                              (196.1)            (63.2)
                                                                                     ---------         ---------
         Net cash used in operating activities                                          (168.0)            (75.3)
                                                                                     ---------         ---------
Cash flows from investing activities:
     Purchase of property, plant and equipment                                           (28.1)            (18.1)
     Proceeds from sales of property, plant and equipment                                  8.7              13.8
     Sale/purchase of businesses, net of cash acquired                                     0.7             (13.6)
     Investment in unconsolidated affiliates                                                --              (1.1)
                                                                                     ---------         ---------
         Net cash used in investing activities                                           (18.7)            (19.0)
                                                                                     ---------         ---------
Cash flows from financing activities:
     Proceeds from long-term debt, net                                                   174.8              75.2
     Proceeds from issuance of preferred and common stock                                  0.3               4.8
     Payment of debt and common stock issuance costs                                        --              (0.1)
                                                                                     ---------         ---------
         Net cash provided by financing activities                                       175.1              79.9
                                                                                     ---------         ---------
Effect of exchange rate changes on cash and cash equivalents                               2.0              (0.8)
                                                                                     ---------         ---------
Decrease in cash and cash equivalents                                                     (9.6)            (15.2)
Cash and cash equivalents, beginning of period                                            34.3              28.9
                                                                                     ---------         ---------
Cash and cash equivalents, end of period                                             $    24.7         $    13.7
                                                                                     =========         =========

     See accompanying notes to condensed consolidated financial statements.

                        AGCO CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                 (unaudited, in millions, except per share data)

1.       BASIS OF PRESENTATION

         The condensed consolidated financial statements of AGCO Corporation and subsidiaries (the "Company" or "AGCO") included herein have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, which are of a normal recurring nature, necessary to present fairly the Company's financial position, results of operations and cash flows at the dates and for the periods presented. These condensed consolidated financial statements should be read in conjunction with the Company's audited financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002. Certain reclassifications of previously reported financial information were made to conform to the current presentation. Results for interim periods are not necessarily indicative of the results for the year.

2.       RESTRUCTURING AND OTHER INFREQUENT EXPENSES

         In March 2003, the Company announced the closure of the Challenger track tractor facility located in DeKalb, Illinois and the relocation of production to its facility in Jackson, Minnesota. Production at the DeKalb facility ceased in May 2003 and was relocated and resumed in June 2003. In connection with the restructuring plan, the Company recorded approximately $1.3 million of restructuring and other infrequent expenses during the six months ended June 30, 2003. The components of the restructuring expenses are summarized in the following table:

                                                                      Facility
                                                                     Relocation
                                                         Employee        and         Facility
                                          Employee      Retention    Transition      Closure
                                          Severance      Payments       Costs         Costs           Total
                                          ---------     ---------    ----------      --------         ------
First quarter 2003 provision               $  0.2         $  0.1        $ --           $ --           $  0.3
First quarter 2003 cash activity               --             --          --             --               --
                                           ------         ------        ----           ----           ------
Balances as of
   March 31, 2003                             0.2            0.1          --             --              0.3
                                           ------         ------        ----           ----           ------
Second quarter 2003 provision                 0.3            0.1         0.4            0.2              1.0
Second quarter 2003 cash activity            (0.4)            --        (0.4)          (0.2)            (1.0)
                                           ------         ------        ----           ----           ------
Balances as of
   June 30, 2003                           $  0.1         $  0.2        $ --           $ --           $  0.3
                                           ======         ======        ====           ====           ======

         The severance costs relate to the termination of 134 employees, following the completion of production at the DeKalb facility. As of June 30, 2003, 122 employees have been terminated. The employee retention payments relate to incentives paid to DeKalb employees who remain employed until certain future termination dates and are accrued over the term of the retention period. The severance costs are also being accrued over the term of the retention period, as employees are entitled to severance payments only if they remain in service through their scheduled termination dates. Certain employees will relocate to the Jackson, Minnesota facility, and costs associated with relocation will be expensed as incurred. The employee severance, employee retention and relocation payments will be incurred and paid during 2003. A portion of the machinery and equipment and all tooling located at DeKalb were relocated to the Jackson, Minnesota facility during the second quarter. The remaining portion of machinery and equipment will be sold or disposed. The buildings, land and improvements are being marketed for sale. The Company estimates total cash closure costs will be approximately $4.0 million.

         During 2002, the Company announced and initiated a restructuring plan related to the closure of its tractor manufacturing facility in Coventry, England and the relocation of existing production at Coventry to the Company's Beauvais, France and Canoas, Brazil manufacturing facilities. The components of the restructuring expenses are summarized in the following table:

                                       Write-down
                                           of
                                        Property,                    Employee        Facility
                                        Plant and      Employee      Retention       Closure
                                        Equipment     Severance      Payments         Costs            Total
                                       ----------     ---------      ---------       --------         -------
2002 Provision                           $  11.2        $  8.3         $  18.3         $  2.4         $  40.2
   Less: Non-cash expense                   11.2            --              --             --            11.2
                                         -------        ------         -------         ------         -------

         Cash expense                         --           8.3            18.3            2.4            29.0
2002 cash activity                            --          (0.1)           (0.3)          (0.3)           (0.7)
                                         -------        ------         -------         ------         -------
Balances as of December 31, 2002              --           8.2            18.0            2.1            28.3

First quarter 2003 provision                  --            --             5.7            0.8             6.5
First quarter 2003 cash activity              --          (2.6)           (8.6)          (0.5)          (11.7)
                                         -------        ------         -------         ------         -------
Balances as of March 31, 2003                 --           5.6            15.1            2.4            23.1

Second quarter 2003 provision                 --            --             4.0            1.4             5.4
Second quarter 2003 cash activity             --          (0.8)           (2.7)          (0.1)           (3.6)
                                         -------        ------         -------         ------         -------
Balances as of June 30, 2003             $    --        $  4.8         $  16.4         $  3.7         $  24.9
                                         =======        ======         =======         ======         =======


         The severance costs relate to the termination of approximately 1,100 employees, following the completion of production in the Coventry facility. As of June 30, 2003, 593 employees have been terminated. The employee retention payments relate to incentives paid to Coventry employees who remain employed until certain future termination dates and are accrued over the term of the retention period. The facility closure costs include certain noncancelable operating lease termination and other facility exit costs. The write-down of property, plant and equipment represents the impairment of machinery and equipment resulting from the facility closure and was based on the estimated fair value of the assets compared to their carrying value. The estimated fair value of the equipment was determined based on current conditions in the market. The machinery, equipment and tooling will be disposed of after production ceases and the buildings, land and improvements are being marketed for sale. The $24.9 million of restructuring costs accrued at June 30, 2003 are expected to be incurred during 2003 and 2004.

         In October 2002, the Company applied to the High Court in London, England, for clarification of a rule in its U.K. pension plan that governs the value of pension payments payable to an employee who retires from service in certain circumstances prior to his normal retirement date. The primary matter before the High Court was whether pension payments to such employees, including those terminated due to the closure of the Company's Coventry facility, should be reduced to compensate for the fact that the pension payments begin prior to a normal retirement age of 65. On December 20, 2002, the High Court ruled against the Company's position that reduced pension payments are payable in the context of early retirements or terminations. The High Court's ruling also granted the Company approval to appeal the judgment in the Court of Appeal. On July 17, 2003, the Court of Appeal ruled that employees terminated as a result of the closure of the Coventry facility do not qualify for full pensions, thereby reversing the earlier High Court ruling in December 2002 for this aspect of the case. The Court of Appeal ruling is subject to a right to apply for permission to appeal.

         The Court of Appeal also ruled that certain employees terminated in prior years under voluntary retirement arrangements may be entitled to additional payments in certain circumstances. The Company reviewed this aspect of the ruling with its advisors in order to determine its applicability and potential impact. As a result of this analysis, the Company recorded a charge in the second quarter of 2003, included in restructuring and other infrequent expenses, of approximately $12.4 million to reflect its current estimate of the additional pension liability associated with previous early retirement programs. The timing of the Company's obligation to fund cash into the pension plan with respect to this increased liability would depend on many factors including the overall funded status of the plan and the investment returns of the plan's assets.

         In addition, during 2002, the Company initiated several rationalization plans and recorded restructuring and other infrequent expenses of $3.4 million. The expenses primarily related to severance costs and certain lease termination and other exit costs associated with the rationalization of the Company's European engineering and marketing personnel and certain components of the Company's German manufacturing facilities located in Kempten and Marktoberdorf, Germany. During the six months ended June 30, 2003, the Company recorded an additional $0.6 million of restructuring and other infrequent expenses associated with the rationalization initiatives in Germany. A total of $3.1 million of severance costs have been recorded associated with these activities, and relate to the termination of approximately 140 employees in total. At June 30, 2003, a total of approximately $3.4 million of expenses had been incurred and paid. The remaining accrued balance of $0.6 million as of June 30, 2003 is expected to be incurred during 2003 and 2004.

3.       GOODWILL AND OTHER INTANGIBLE ASSETS

         On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142 ("SFAS No. 142") "Goodwill and Other Intangible Assets." SFAS No. 142 also establishes a new method of testing goodwill and other indefinite-lived intangible assets for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value.

         The goodwill in each of the Company's segments was tested for impairment during the first quarter of 2002 as required by SFAS No. 142. The Company utilized a combination of valuation techniques including a discounted cash flow approach, a market multiple approach and a comparable transaction approach. Based on this evaluation, the Company determined that goodwill associated with its Argentina and North America reporting units was impaired. As a result, the Company recorded a pre-tax write-down of goodwill of $27.7 million. This write-down was recognized as a cumulative effect of a change in accounting principle of $24.1 million, net of $3.6 million of taxes, in the first quarter of 2002. Goodwill is tested for impairment on an annual basis and more often if indications of impairment exist. The results of the Company's analyses conducted on October 1, 2002 indicated no further reduction in the carrying amount of goodwill was required in 2002. The Company will perform its next impairment analyses as of October 1, 2003, or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value.

4.       LONG-TERM DEBT

         Long-term debt consisted of the following at June 30, 2003 and December 31, 2002:

                                                    June 30,       December 31,
                                                      2003             2002
                                                   ---------       -----------
Revolving credit facility                          $   298.6        $   126.9
9 1/2% Senior notes due 2008                           250.0            250.0
8 1/2% Senior subordinated notes due 2006              249.2            249.1
Other long-term debt                                    10.9             10.9
                                                   ---------        ---------
   Total long-term debt                            $   808.7        $   636.9
                                                   =========        =========

5.       INVENTORIES

         Inventories are valued at the lower of cost or market using the first-in, first-out method. Market is net realizable value for finished goods and repair and replacement parts. For work in process, production parts and raw materials, market is replacement cost.

         Inventory balances at June 30, 2003 and December 31, 2002 were as follows:

                                                              June 30,       December 31,
                                                                2003             2002
                                                             ---------       ------------
Finished goods                                               $   353.6        $   288.5
Repair and replacement parts                                     257.3            235.5
Work in process, production parts and raw materials              263.5            184.6
                                                             ---------        ---------
     Inventories, net                                        $   874.4        $   708.6
                                                             =========        =========

6.       ACCOUNTS RECEIVABLE SECURITIZATION

         At June 30, 2003, the Company had accounts receivable securitization facilities in the United States, Canada, and Europe totaling approximately $435.8 million. Under these facilities, wholesale accounts receivable are sold on a revolving basis to commercial paper conduits either on a direct basis or through a wholly-owned special purpose U.S. subsidiary. Outstanding funding under these facilities totaled approximately $422.1 million at June 30, 2003 and $423.9 million at December 31, 2002. The funded balance has the effect of reducing accounts receivable and short-term liabilities by the same amount. Losses on sales of receivables primarily from securitization facilities included in other expense, net were $4.2 million and $3.7 million for the three months ended June 30, 2003 and 2002, respectively, and were $7.1 million and $7.4 million for the six months ended June 30, 2003 and 2002, respectively.

7.       SEGMENT REPORTING

         The Company has five reportable segments: North America; South America; Europe/Africa/Middle East; Asia/Pacific; and Sprayer Division. Each regional segment distributes a full range of agricultural equipment and related replacement parts. The Sprayer division manufactures and distributes self-propelled agricultural sprayers and replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each regional segment are based on the location of the third-party customer. All intercompany transactions between the segments have been eliminated. The Company's selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of operating income for one segment may not be comparable to another segment. Segment results for the three and six months ended June 30, 2003 and 2002 are as follows:

      Three Months Ended             North         South       Europe/Africa        Asia/       Sprayer
           June 30,                 America       America       /Middle East       Pacific      Division        Consolidated
-------------------------          --------       -------      -------------       -------      --------        ------------
2003
Net sales                          $  241.8        $ 100.0       $   479.2         $  23.7      $   58.0          $  902.7
Income from operations                  7.5           11.7            37.5             3.2           2.4              62.3

2002
Net sales                          $  220.4        $  67.1       $   406.5         $  24.0      $   55.7          $  773.7
Income from operations                  5.5            6.2            41.8             4.1           1.5              59.1

      Three Months Ended             North         South       Europe/Africa        Asia/       Sprayer
           June 30,                 America       America       /Middle East       Pacific      Division        Consolidated
-------------------------          --------       -------      -------------       -------      --------        ------------
2003
Net sales                          $  437.6        $ 168.9       $   854.2         $  46.9      $  152.3          $1,659.9
Income from operations                  1.0           20.6            66.1             6.2          13.8             107.7

2002
Net sales                          $  353.9        $ 130.1       $   702.6         $  45.9      $  161.1          $1,393.6
Income from operations                  0.5           12.7            61.2             7.8          16.4              98.6

         A reconciliation from the segment information to the consolidated balances for income from operations and assets is set forth below:

                                                       Three Months Ended                   Six Months Ended
                                                            June 30,                            June 30,
                                                  ---------------------------         ---------------------------
                                                     2003              2002              2003              2002
                                                  ---------         ---------         ---------         ---------
Segment income from operations                    $    62.3         $    59.1         $   107.7         $    98.6
Restricted stock compensation expense                  (0.1)             (0.8)             (0.2)            (27.8)
Restructuring and other infrequent expenses           (19.2)            (22.7)            (26.2)            (23.6)
Amortization of intangibles                            (0.4)             (0.4)             (0.8)             (0.7)
                                                  ---------         ---------         ---------         ---------
Consolidated income from operations               $    42.6         $    35.2         $    80.5         $    46.5
                                                  =========         =========         =========         =========